Exhibit 99.1

Aditxt Secures $5 Million Financing to Scale AditxtScore™ Operational Capacity

Balance Sheet Further Strengthened by Receipt of Additional $3.3 Million from Exercise of Existing Warrants

Mountain View, CA – January 26, 2021 – Aditx Therapeutics, Inc. (Aditxt) (the “Company”) (Nasdaq: ADTX), a life sciences company developing biotechnologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming, today announced that it has entered into a securities purchase agreement in connection with a financing with an institutional investor (the “Investor”). Upon the closing of the financing, after taking into account an original issue discount and other transaction fees, the Company expects to receive approximately $4.5 million of net cash proceeds, which will be used to launch and scale the Company’s AditxtScore™ immune monitoring service and fund general corporate and working capital purposes.

Under the securities purchase agreement, the Investor has agreed to purchase a $6.0 million senior secured convertible promissory note (the “Note”). The Note has a twenty-four month term and is convertible at the option of the Investor at any time prior to maturity at an initial conversion price of $4.00 per share, subject to adjustment under certain circumstances. Repayment of the Note’s principal amount will occur in nineteen monthly cash or common stock payments beginning in July 2021. The Note may be prepaid by the Company at any time without penalty at 105% of the then outstanding principal amount due under the Note.

The Investor will also be issued a three-year warrant (the “Warrant”) to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $4.00 per share.

Amro Albanna, Co-Founder and CEO of Aditxt, commented, “This financing will allow us to scale AditxtScore™ beyond our current planned capacity in order to meet potential demands of current and prospective channel partners. We believe the continuing increase in COVID-19 cases and availability of COVID-19 vaccines will drive a growing need for routine monitoring of an individual’s immunity status which will be crucial to moving toward a return to public normalcy.”

“In addition to this debt financing, Aditxt further strengthened its cash position with the receipt of an additional $3.3 million realized from the exercise of outstanding warrants that were issued as part of the Company’s capital raise in September 2020,” concluded Mr. Albanna.

Dawson James Securities, Inc. acted as the placement agent for the offering.

The Note and the Warrant are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Note and the Warrant, have not been registered under the Act or applicable state securities laws. Accordingly, the Note, the Warrant and the shares of common stock underlying each of the Note and the Warrant may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities described herein in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Aditx Therapeutics

Aditxt is developing technologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming. The immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system. The immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. For more information, please visit: www.aditxt.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s prospectus, dated September 1, 2020, that was filed with the Securities and Exchange Commission under File No. 333-248491, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations
Jeff Ramson

PCG Advisory

Chief Executive Officer

IR@aditxt.com
646-863-6341

Public Relations

Kevin Harrington

5W Public Relations

aditxt@5wpr.com

www.aditxt.com